Aearo Discloses Results of Operations


INDIANAPOLIS, January 9, 2004 - Aearo Corporation, one of the world's leading designers, manufacturers and marketers of a broad range of personal protective products, today announced that net sales in the year ended September 30, 2003 increased 10.3% to $316.4 million from $286.9 million in the year ended
September 30, 2002. The increase in net sales was primarily driven by organic growth in the Safety Products segment, the impact of foreign currency translation and acquisitions, partially offset by declines in the Safety Prescription Eyewear and Specialty Composites segments.

EBITDA, defined as earnings before interest, taxes, depreciation, amortization, and other non-cash charges, increased 11.3% to $54.0 million in the year ended September 30, 2003 from $48.5 million in the year ended September 30, 2002. The increase in EBITDA was primarily driven by organic growth in the Safety Products segment, an improvement in gross margins as a result of ongoing productivity, acquisitions and the impact of foreign currency translations. Gross Profit as a percentage of net sales in the year ended September 30, 2003 improved to 48.2% as compared to 47.6% in the year ended September 30, 2002.

The Company uses EBITDA, as defined above, a non-GAAP financial measure, as a management tool to measure and monitor financial performance and as part of the calculation of Company performance as stated in senior bank facility covenants. While the Company believes EBITDA is a useful indicator of its ability to service debt, EBITDA should not be considered as a substitute for net income
(loss) determined in accordance with accounting principles generally accepted in the United States of America as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.

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The Company  believes that the most  directly  comparable  financial  measure to
EBITDA in accordance with GAAP is income before provision for income taxes. The following table provides a reconciliation of EBITDA to income before provision for income taxes for the years ending September 30, 2003 and 2002, respectively:


                                                           Year Ended
                                                          September 30,
                                                --------------------------------
                                                      2003             2002
                                                ---------------  ---------------
EBITDA                                           $      48,500    $      54,008
Depreciation                                            10,958           11,102
Amortization of intangibles                              6,293              267
Other non-cash charges                                      90             (107)
Interest                                                20,055           19,587
                                                ---------------  ---------------
Income before provision for income taxes         $      11,104    $      23,159
                                                ===============  ===============


Other non-cash charges are defined as extraordinary gains or losses, or gains or losses from sales of assets other than in the ordinary course of business.


Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.


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